Exhibit 99.(h)(22)

Boston Trust Walden Funds

Shareholder Services Plan

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust Walden Small Cap Fund

Boston Trust Walden Balanced Fund

Boston Trust Walden Equity Fund

Boston Trust Walden Midcap Fund

Boston Trust Walden SMID Cap Fund

Boston Trust Walden International Equity Fund

December 6, 2007, as amended

This plan constitutes the Shareholder Services Plan (the “Plan”) for the Boston Trust Asset Management Fund, Boston Trust Equity Fund, Boston Trust Midcap Fund, Boston Trust Walden Small Cap Fund, Boston Trust Walden Balanced Fund, Boston Trust Walden Equity Fund, Boston Trust Walden Midcap Fund, Boston Trust Walden SMID Cap Fund and Boston Trust Walden International Equity Fund (each a “Fund” and collectively, the “Funds”), each a series of Boston Trust Walden Funds (f/k/a The Boston Trust & Walden Funds), a Massachusetts business trust (the “Trust”).  The Plan relates solely to the Funds identified on Schedule A attached hereto, as may be amended from time to time.

WHEREAS, it is desirable to provide the Funds flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Trust desires to adopt a Shareholder Services Plan with respect to each Fund; and

WHEREAS, the Trust intends to enter into Plan agreements (“Shareholder Services Agreements”) with certain financial institutions, broker-dealers, and other financial intermediaries (“Authorized Service Providers”) pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Funds’ shares;

NOW THEREFORE, the Trust hereby adopts this Plan with respect to each Fund:

1.                                      Implementation.  Any officer of the Trust is authorized to execute and deliver, in the name of the Trust and on behalf of the Funds, written Shareholder Services Agreements with Authorized Service Providers that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of the Funds.  A form of Shareholder Services Agreements is attached hereto as Exhibit B.

2.                                      Services.  Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Funds, as set forth therein and as described in the Trust’s applicable prospectus.  Administrative support services include, but are not limited to: (i) responding to customer inquires of a general nature regarding the Fund(s); (ii) crediting distributions from the Funds to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer’s account; (iv) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Funds in establishing and maintaining shareholder accounts and records; (vii) providing sub-accounting with respect beneficially owned of, and transactions in, Fund shares at the shareholder level; (viii) forwarding to customers proxy statements and proxies; (ix) determining amounts to be reinvested in the Funds; (x) assisting customers in changing account options, account designations and account addresses, and (xi) providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

3.                                      Compensation.  In consideration for such administrative support services, the Authorized Service Providers will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate of up to 0.25% of the average daily net assets of the Fund shares attributable to or held in the name of the Authorized Service Provider.  All expenses incurred by the Trust or the Funds in respect of this Plan shall be borne by the holders of the respective Fund’s shares.

4.                                      Effective Date and Termination.  This Plan will be effective with regard to the shares of a Fund only after approval by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not “interested persons” of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940.  The Plan may be terminated with respect to the shares of a Fund at any time by vote of a majority of the Disinterested Trustees.

5.                                      Amendment.  The Plan may be amended at any time by the Board of Trustees with respect to any Fund, provided that all material amendments to the Plan shall be approved by the Trust’s Trustees in the manner provided herein with respect to the initial approval of the Plan.

6.                                      Reporting.  While this Plan is in effect, the Board of Trustees shall be provided with a quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

Schedule A
to the
Shareholder Services Plan

Name of Fund

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund(1)

Boston Trust Walden Small Cap Fund

Boston Trust Walden Balanced Fund

Boston Trust Walden Equity Fund

Boston Trust Walden Midcap Fund(2)

Boston Trust Walden SMID Cap Fund(3)

Boston Trust Walden International Equity Fund(4)

(1)  Approved by the Board of Trustees on August 17, 2007

(2)  Approved by the Board of Trustees on May 19, 2011

(3)  Approved by the Board of Trustees on August 12, 2011

(4)  Approved by the Board of Trustees on May 24, 2013

Schedule B
to the
Shareholder Services Plan

SERVICES AGREEMENT

This Services Agreement is made and entered into as of                     among Boston Trust Walden Funds (the “Trust”), an open-end investment company, on behalf of each of the series listed on Schedule A attached hereto (“Funds”), Boston Trust Walden Company (the “Transfer Agent”), hereafter referred to as the “Company” or “Transfer Agent” and                          . (“Service Provider” or “Intermediary”), a                                     .

As used in this Agreement, the term Transfer Agent means (i) an investment adviser to or administrator for the Funds, (ii) the transfer agent for the Funds, or (iii) the sub-transfer agent for the Funds as designated by the Transfer Agent, unless a different meaning is clearly required by the context.

WHEREAS, the Service Provider provides administrative services comprised of recordkeeping, reporting and processing services to individuals and entities (each a “Customer” and collectively “Customers”) in one or more omnibus accounts (each an “Account” and collectively the (“Accounts”); and

WHEREAS, it is contemplated that an Account will, invest on behalf of Customers in a Fund; and

WHEREAS, the parties hereto desire that the purchase, redemption and exchange of the Funds’ shares (the “Shares”) be facilitated through one or more Accounts, which may be omnibus, with each Fund established by the Service Provider; and

WHEREAS, the Company desires to appoint the Service Provider to provide to the Funds the administrative services described herein (the “Administrative Service”) in accordance with the procedures described herein with respect to the Accounts and the Service Provider is willing and able to furnish such Administrative Services on the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereto or their affiliates each have access to the National Securities Clearing Corporation (“NSCC”) which developed a system through which mutual fund shares may be purchased, redeemed or exchanged (“Fund/SERV”), in the event that such parties desire to use the NSCC system; and

WHEREAS, the parties hereto may conduct activities hereunder using the NSCC system or through manual, facsimile transmission or other electronic means.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                                      Performance of Services. Service Provider will render or cause to be rendered ongoing services to and maintenance of shareholder accounts for Accounts that hold Shares.

These services may include but are not limited to any one or more of the following services (collectively, “Administrative Services”):

(a)                                 establish and maintain omnibus accounts with the Funds either directly or through NSCC.  Each Fund shall recognize all Accounts as a single shareholder and will not maintain separate Accounts for the underlying Customers;

(b)                                 aggregate orders given by Customers for the purchase of shares, submit net orders to Transfer Agent and promptly deliver payment and appropriate documentation to Transfer Agent.  The record holder for shares so ordered shall be [Service Provider Name] and shares so held are referred to as “Account shares;”

(c)                                  aggregate exchange and redemption orders given by Customers, submit net exchange and redemption orders to Transfer Agent and receive the proceeds of redemptions for allocation to the Customer’s sub-accounts;

(d)                                 receive in the aggregate and allocate to the Customer’s sub-accounts dividends and distributions with respect to Account shares;

(e)                                  provide record-keeping services relating to the foregoing purchase and redemption transactions; and

(f)                                   provide such information and services relating to the foregoing as Transfer Agent reasonably requests, to the extent Service Provider is permitted by applicable law to provide such information or service.

(g)                                  distribute Fund Prospectuses, updated Fund Prospectuses, Statements of Additional Information, shareholder reports, proxy materials and other shareholder communications to Customers in accordance with applicable regulatory requirements, except to the extent Transfer Agent expressly undertakes in writing to do so.

2.                                      Limited Authority: Receipt of Orders.

(a)                                 Subject to all of the terms and conditions in this Agreement, Service Provider agrees that in each transaction in Shares of any Fund and with regard to any services rendered pursuant to this Agreement: (a) Service Provider is acting as agent for its Customer; (b) each transaction is initiated solely upon the order of its Customer; (c) as between Service Provider and its Customer, the Customer will have full beneficial ownership of all Shares of the Funds; and (d) each transaction shall be for the account of its Customer and not for the account of the Service Provider.  Service Provider shall not have any authority in any transaction to act as Transfer Agent’s agent or as agent for the Funds, except for the purposes of accepting orders for the purchase, exchange or redemption of Shares pursuant to the rules under Section 22 of the Investment Company

Act of 1940 (the “1940 Act”), as amended, as set forth below.  The Transfer Agent will confirm transactions in accordance with the terms and conditions set forth herein.  The term Prospectus refers to the prospectus on file with the Securities and Exchange Commission (“SEC”) which is part of the registration statement of the Fund under the Securities Act of l933, as amended (“1933 Act”).

Service Provider shall be deemed an independent contractor and not an agent of the Transfer Agent for all purposes hereunder and shall have no authority to act for or represent the Transfer Agent or any Fund.  Service Provider will not act as an “underwriter” or “distributor” of Shares, as those terms are used in the 1940 Act, the 1933 Act, and the rules and regulations promulgated under the 1940 Act and 1933 Act.

(b)                                 Transfer Agent hereby appoints Service Provider as its agent for the sole and limited purpose of accepting orders for shares purchased, exchanged or redeemed by the Accounts (“Orders”).  Service Provider hereby accepts its appointment on the terms and conditions set forth herein.

(c)                                  Service Provider, as agent of Transfer Agent, shall be permitted to accept from Customers, Orders for shares of the Funds on each business day that the New York Stock Exchange (the Exchange) is open for business and a Fund’s net asset value is determined (“Business Day”).  Service Provider shall not be required to accept Orders on any Business Day on which it is not open for business.  If Orders are accepted by Service Provider prior to 4:00 p.m. Eastern time (ET) on any given Business Day, or earlier if the Exchange closes earlier than 4:00 p.m. ET on any given Business Day, (“Close of Trading”), such orders shall be treated as having been received by Transfer Agent on such Business Day (“Trade Date”) .  Orders received after Close of Trading on Trade Date, shall not be treated as having been accepted by Service Provider or Transfer Agent on such Business Day. Rather, Orders received after Close of Trading on a Business Day, shall be treated as having been accepted by Service Provider on the Business Day next following the Business Day on which the Order was received by Service Provider.

(3)                                 Transmission and Settlement of Orders.

(a)                                 On each Business Day, Service Provider shall process the Orders for each Account that it received prior to Close of Trading, and communicate to Transfer Agent, by NSCC and/or facsimile, as determined below, the Orders (if any) for each Account for such Business Day.. Service Provider will communicate such orders to Transfer Agent prior to 9:00 a.m., Eastern Time, on the next Business Day following the Trade Date. All trades communicated to Transfer Agent by the foregoing deadline shall be treated by Transfer Agent as if they were received by Transfer Agent prior to 4:00 p.m., Eastern Time, on the Trade Date.

(b)                                 Instructions from Service Provider or its designee to process Orders shall be processed and transmitted by electronic data transmission to Transfer Agent or its designee.  If such means of transmittal become unavailable, then Orders may be processed and transmitted by telephone, fax, or any other mutually acceptable means.  Service Provider or its designee shall only transmit instructions which are pursuant to Orders authorized by the Customer.  Such instructions shall specify: (i) either the number of shares or the dollar amount of any such purchase, exchange or redemption; (ii) the applicable Fund(s); and (iii) the Business Day on which the Order was accepted by Service Provider.

(c)                                  NSCC Eligible Funds. Orders for Fund shares designated as “NSCC Eligible” on Schedule A, attached hereto shall be processed through Fund/Serv, a service offered by the National Securities Clearing Corporation (“NSCC”). Service Provider accounts will be maintained using NSCC’s Networking Level 3, unless Transfer Agent gives its prior written consent to an alternative method of order processing.

(d)                                 Non-NSCC Eligible Funds. If Orders for Fund shares are not designated as NSCC Eligible on Schedule A, then settlement of the purchases and redemptions will be processed pursuant to the following:

(i)                                     Net Purchases.  Service Provider will use its best efforts to transmit the purchase price of each purchase order to Transfer Agent in accordance with written instructions provided by Transfer Agent to Service Provider for the applicable Fund by wire transfer prior to Close of Trading, on the next Business Day following the Trade Date. Service Provider agrees that if it fails to (i) wire the purchase price to Transfer Agent before such 4:00 p.m. deadline or (ii) provide Transfer Agent with a Federal Funds wire system reference number evidencing the wire transfer of the purchase price to Transfer Agent prior to such 4:00 p.m. deadline, it will indemnify and hold harmless Transfer Agent and/or the Fund for which such purchase order was placed from any liabilities, costs and damages either may suffer as a result of such failure.

(ii)                                  Net Redemptions.  Company will use its best efforts to transmit to Service Provider the proceeds of all redemption orders placed by Service Provider by Close of Trading, on the Business Day immediately following the Trade Date by wire transfer on that Business Day. Should Company need to extend the settlement on a trade, it will contact Service Provider to discuss the extension.

Redemption wires should be sent to:

Fax supplements should be sent to:

(e)                                  Transfer Agent reserves the right to settle trades at Trade Date plus three days for purchase and sale transactions if in its sole judgment the potential impact of the magnitude of the trade will harm existing shareholders of a Fund. This provision shall supersede anything else in this Agreement or in any Agreement between Service Provider and a third party related to NSCC processing, existing now or executed at a later date.

4.                                                                                      Market Timing and Rule 22c-2. Service Provider agrees to provide or cause to be provided, promptly upon request by the Trust, the Taxpayer Identification Number (“TIN”), the International/Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, and the amount, date, name or other identifier of any investment professional(s) associated with a Customer or Account (if known), of all shareholders that purchased, redeemed, transferred or exchanged Fund shares held through an account with the Provider covered by the period of the request.

(a)                                 If the requested information is not on Service Provider’s books and records, Service Provider agrees to:

i.                                          promptly obtain and transmit the requested information;

ii.                                       obtain assurances from the indirect intermediary with access to such information that the requested information will be provided directly to the Trust promptly; or

iii.                                    if directed by the Trust, block further purchases of Fund Shares from such indirect intermediary.

In such instance, Service Provider agrees to inform the Trust whether it plans to perform (i), (ii) or (iii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(b)                                 Service Provider agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than ten business days, after receipt of a request.

(c)                                  To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format.  All shareholder information shall be transmitted and received by both parties using data security and encryption technology that is standard for the industry in transmitting confidential information.

(d)                                 Service Provider will execute or cause to be executed any instructions from the Trust or its agents to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder who has been identified by the Trust as having engaged in transactions in Fund shares (either directly or indirectly through an account with the Provider) that violate policies established by the Trust.

(e)                                  The Trust and Transfer Agent agree not to use the information received for any purpose other than to comply with Rule 22c-2 under the Investment Company Act of 1940 and other applicable laws and regulations.

5.                                      Pricing Information. Transfer Agent or its designee will furnish Service Provider on each Business Day with: (i) net asset value information calculated as of the Close of Trading or as of such earlier times at which the Fund’s net asset value is calculated, and (ii) dividend and capital gains information as such becomes available.  Transfer Agent or its designee will make a best faith effort to provide such information by 7:00 p.m. Eastern Time on the same Business Day.

6.                                      Errors.

(a)                                 In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, pursuant to the Trust’s error correction policies, Company shall notify Service Provider as soon as practicable after discovering the need for those adjustments.  Notification may be made via email or via direct or indirect systems access.  Such notification must state for each day for which an error occurred the incorrect price, the correct price, and, to the extent communicated to the Fund’s shareholders, the reason for the price change. The Trust agrees that Service Provider may send this notification or a derivation thereof (so long as such derivation is approved in advance by Company or Fund) to Customers or Account beneficiaries whose accounts are affected by the price change.

(b)                                 If an Account received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, Service Provider, when requested by Transfer Agent, will make a good faith attempt to collect such excess amounts from the Account Customers. In no event, however, shall Service Provider be liable to Company for any such amounts.

(c)                                  If an adjustment is to be made in accordance with subsection 6(a) above to correct an error which has caused an Account to receive an amount less than that to which it is entitled, Company shall make all necessary adjustments (within the parameters specified in subsection 6(a) to the number of shares owned in the Account and distribute to Service Provider the amount of such underpayment for credit to the Accounts.

7.                                      Account Information.

(a)                                 Transfer Agent or its agent will provide or make available to Service Provider online (i) daily confirmations of Account activity on the Business Day following the Business Day on which an Order is accepted by Service Provider, (ii) if requested by Service Provider, monthly statements detailing activity in each account within fifteen (15) Business Days after the end of each month, and (iii) such other reports as reasonably requested by Service Provider.

(b)                                 Service Provider shall be permitted to use, discuss with, and provide to Customers information, including Fund return information, which will be made available to Service Provider by the Trust.

8.                                      Expenses. Except as provided to the contrary in this Agreement, each party will bear all expenses necessary and incidental to the performance of its respective obligations under this Agreement. Service Provider shall bear none of the expenses for the cost of registration of the shares, preparation of the Funds’ reports, and preparation of other related statements and notices required by law.  No party shall charge any other party a fee for wiring funds or for execution of purchases and sales under this Agreement.  The Funds will not impose transaction fees and will not impose sales load charges for purchases or redemptions, or if there are such charges, they will be waived for any Account Customers under this Agreement.

9.                                      Fees. In consideration of the administrative savings resulting from such an arrangement and the other provisions of this Agreement, the Trust, on behalf of the Funds, agrees to pay Service Provider the fees described in the attached Schedule A (“Administrative Fees”).  The parties agree that the Administrative Fees are for the Administrative Services only and do not constitute payment in any manner for investment advisory or distribution services.  Service Provider shall calculate this payment at the end of each calendar quarter and shall forward an invoice to Transfer Agent, along with such other supporting data as may be reasonably requested by Transfer Agent.  Transfer Agent shall make such payment to Service Provider on the Trust’s behalf via wire within thirty (30) days of receipt of such invoice.

10.                               Representations of Service Provider. Service Provider represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a)                                 Service Provider is a                                .

(b)                                 Service Provider is authorized to enter into and perform this Agreement.

(c)                                  Service Provider has established and maintains an anti-money laundering program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the PATRIOT Act). Service Provider further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject; Service Provider applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all required relevant documentation is retained, including identification relating to those customers/investors; and Service Provider represents that it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties; Provider represents that it: (i) will cooperate with the Transfer Agent and the Funds and provide information and reports to the Transfer Agent’s or Fund’s designated compliance officer, when reasonably requested in writing from time to time and (ii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested; and

(d)                                 Service Provider has policies, procedures and internal controls reasonably designed to (i) identify frequent trading in Shares; (ii) prevent any Order received by it after the Close of Trading on the New York Stock Exchange from being executed; and (iii) comply with all other purchase, redemption or exchange restrictions and requirements stated in the Prospectus or SAI.  Upon receiving a request from the Funds, Service Provider agrees to provide the Funds with a certificate that certifies that that it has policies, procedures and internal controls as described in the immediately preceding sentence.

(e)                                  Service Provider and its affiliates have not exercised investment discretion or otherwise provided investment advice as that term is defined under the Employee Retirement Income Security Act (“ERISA”), with respect to the selection of any Fund as an investment option under any Retirement Plan or the decision to invest assets of any Retirement Plan in any Fund, which exercise of discretion is the responsibility of the Plan Fiduciary, and will only exercise such discretion or provide investment advice to the extent consistent with the requirements of ERISA and the rules and regulations promulgated thereunder.

(f)                                   Service Provider has ensured that the Account is domiciled in a state or jurisdiction for which the Funds may be offered and sold either pursuant to a notice filing or other qualification for sale under, or exempt from the requirements of, applicable laws. Service Provider agrees to make Fund shares available only to Customers who reside in such states and jurisdictions.

11.                               Representations of the Transfer Agent. The Transfer Agent represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a)                                 The Transfer Agent is a transfer and agent and state chartered bank of the Commonwealth of Massachusetts, duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts.

(b)                                 The Transfer Agent is authorized to enter into and perform this Agreement on behalf of the Funds, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements with respect to the Funds.

(c)                                  Subject to negotiation, the Funds’ sub-transfer agent, Citi Fund Services Ohio Inc.  a member of the National Securities Clearing Corporation (the “NSCC”), will execute the NSCC Trust Networking Agreement and Trust Fund/SERV Agreement and related Addendums (the “NSCC Agreements”), and that each of the Funds designated on Schedule A as NSCC eligible may be traded and such trades settled pursuant to the NSCC Agreements.

(d)                                 To the best of its knowledge, it is in material conformity with all applicable federal and state laws and related regulations.

12.                               Indemnification. Transfer Agent shall indemnify and hold harmless Service Provider and each affiliate, officer, employee and agent of Service Provider from and against any and all losses, claims, damages, liabilities or expenses (“Losses”) arising out of: (i) any inaccuracy or omission in any Prospectus, Summary Prospectus or supplement thereto, registration statement, shareholder report, or proxy statement of any Fund; (ii) any inaccuracy or omission in any advertising or promotional material provided to, reviewed by, or generated by Transfer Agent or an Fund; and (iii) any material breach by Transfer Agent of any representation, warranty, covenant, or agreement contained in this Agreement, except to the extent such Losses result from Transfer Agent’s material breach of this Agreement, willful misconduct or gross negligence.

Service Provider shall indemnify and hold harmless Transfer Agent and each affiliate, officer, director, trustee, employee and agent of Transfer Agent from and against any and all Losses arising out of:  (i) Service Provider’s dissemination of information regarding Transfer Agent or Fund that contains any inaccuracies or omissions unless such information was (a) provided to, reviewed by, or generated by Transfer Agent or any Fund, or (b) obtained from independent third-party providers; and (ii) any material breach by Service Provider or an affiliate of any representation, warranty, covenant, or agreement contained in this Agreement, except to the extent such Losses are the result of Provider’s willful misconduct or gross negligence.

If any action, suit, or proceeding is initiated against any party indemnified (the “Indemnitee”) hereunder with respect to which such party intends to seek indemnification, the

Indemnitee will notify the party providing Indemnification (“Indemnitor”) of such action, suit, or proceeding promptly after service of the summons or other first legal process.  Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below.  The failure of the Indemnitee so to notify the Indemnitor will relieve the Indemnitor of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnitor; failure to give prompt notice will not relieve the Indemnitor of any liability that it otherwise may have to the Indemnitee.  The Indemnitor will be entitled to assume the defense of such action, suit, or proceeding.  If the Indemnitor elects to assume the defense thereof and retains counsel, the Indemnitee will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnitor, (2) the Indemnitee has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnitor (in which case the Indemnitor will not have the right to direct the defense of such action on behalf of the Indemnitee) or (3) the Indemnitor has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnitor.  All such fees and expenses will be reimbursed promptly as they are incurred.  An Indemnitor will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein.  The Indemnitor will keep the Indemnitee informed of all material developments and events relating to such action, suit, or proceeding.  If the Indemnitor does not elect to assume the defense, the Indemnitor will reimburse the Indemnitee for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnitee at such intervals as the parties may determine or upon the Indemnitor’s receipt of a bill related thereto.

In no case shall the indemnification provided in this Section be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder. The terms of this section shall survive termination of this Agreement.

13.                               Relationship of Parties. Except as expressly provided herein, nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, or joint venture or agency relationship among Service Provider, and the Transfer Agent or the Funds. Service Provider shall not have any authority in any transaction to act as agent for the Trust, except as stated in Sections 1, 2 and 3 above.

14.                               Confidentiality.

(a)                                 Service Provider and Transfer Agent agree that all non-public records, information, and data relating to the business of the other (including customer names and information) that are exchanged or negotiated pursuant to this Agreement or in carrying out this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except as may be required by law or by such party to carry out this Agreement or an order of an court, governmental agency or regulatory body.

(b)                                 Notwithstanding anything in this Agreement to the contrary, Service Provider and Transfer Agent agree that any Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act (the “ GLB Act”), disclosed hereunder is for the specific purpose of permitting Service Provider and Transfer Agent to perform the services set forth in this Agreement.  Service Provider and Transfer Agent agree that, with respect to such information, it will comply with the GLB Act and the rules and regulations thereunder, and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by the GLB Act and the rules and regulations thereunder.

15.                               Non-exclusivity. Nothing in this Agreement shall be construed or is intended to prohibit Transfer Agent or the Funds from entering into similar arrangements with other administrative or record keeping service providers.  Nothing in this Agreement shall be construed or is intended to prohibit Service Provider from entering into similar arrangements with any other person or entity regarding other mutual funds or any other type of investment.

16.                               Termination. Either party may terminate this Agreement by providing sixty (60) days written notice to the other party.  Notwithstanding the foregoing, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such thirty (30) day period. This Agreement will terminate, effective immediately upon notice of termination by the other party, if (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a party; (ii) a party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a party seeking such relief; (iii) a party is found by the SEC, FINRA, or any other federal or state regulatory agency or authority to have committed a felony violation of any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement; or (iv) a Fund rescinds or removes any authority or approval necessary for Transfer Agent to enter into this Agreement.  Each party agrees to notify the other promptly in the event of any such filing, finding of violation, or other action under this paragraph.

17.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

18.                               Assignment.  This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto.  Provided, however, that a party may assign upon 30 days written notice to the other parties.  This Agreement shall inure to the benefit of and be binding upon the parties and their permitted successors and assigns.

19.                               Time of the Essence. All times specified in this Agreement for the performance of the obligations of the parties shall be deemed to be of the essence.  The acceptance of a late performance, with or without objection or reservation, shall not waive the right of any party to claim damages or avail itself of any other remedy for such breach, nor constitute a waiver of this requirement of timely performance of any obligation under this Agreement.

20.                               Written Notice. Except as otherwise provided herein, any notice required or permitted to be given hereunder shall be given in writing and shall be addressed and delivered to the parties at the address set forth below, or such other address as may be designated by either party by notice pursuant to the terms hereof.  Any such notice will be deemed given on the next Business Day if sent by a nationally recognized overnight courier service that provides evidence of receipt or the same Business Day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, otherwise, the next Business Day.

If to Service Provider

If to Transfer Agent:	Boston Trust Walden Company
Ms. Lucia Santini, Managing Director
One Beacon Street, 33rd Floor
Boston, MA 02108

If to Fund:	Citi Fund Services

21.                               Amendment and Waiver. No modification of any provision of this Agreement will be binding unless in writing and executed by the party to be bound thereby. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

22.                               Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised a part of this Agreement.  To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity.

23.                               Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

24.                               Counterparts.                      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

25.                               Headings. The headings used herein are for convenience only and shall not be used in construing or interpreting the provisions of this Agreement.

IN WITNESS THEREOF, the undersigned has executed this Agreement by their duly authorized officers.

[SERVICE PROVIDER]

By:
Name:
Title:

BOSTON TRUST WALDEN COMPANY

By:
Name: Lucia Santini
Title: Managing Director

BOSTON TRUST WALDEN FUNDS

By:
Name: Lucia Santini
Title: President

SCHEDULE A

Funds Covered by the Agreement	NSCC Eligible	Fund Ticker/ CUSIP	Administration Fee
Boston Trust Asset Management Fund	Yes	BTBFX 101156305	25 bps
Boston Trust Equity Fund	Yes	BTEFX 101156404	25 bps
Boston Trust Midcap Fund	Yes	BTMFX 101156503	25 bps
Boston Trust Walden Small Cap Fund	Yes	BOSOX 101156602	25 bps
Boston Trust SMID Cap Fund	Yes	BTSMX 101156883	0 bps
Boston Trust Walden Equity Fund	Yes	WSEFX 101156107	25 bps
Boston Trust Walden Balanced Fund	Yes	WSBFX 101156701	25 bps
Boston Trust Walden Midcap Fund	Yes	WAMFX 101156800	25 bps
Boston Trust Walden SMID Cap Fund	Yes	WASMX 101156875	25 bps
Boston Trust Walden International Equity Fund	Yes	WIEFX 101156867	25 bps